For Immediate Release	For Further Information
December 17, 2010	Contact David A. Bochnowski at 219-853-7575

NorthWest Indiana Bancorp Declares Fourth Quarter Dividend

Munster, Indiana---The NorthWest Indiana Bancorp, the parent company for Peoples Bank, today announced that the Board of Directors of the Bancorp declared a dividend of $0.15 per share payable on January 4, 2011 with a record date of December 30, 2010.

“The Bancorp and Peoples Bank continue to outpace the industry’s results as the economy shows signs of recovery.  Our core earnings remain strong as does our operating efficiency and the Bank is well capitalized under all regulatory standards,” said David A. Bochnowski, Chairman and Chief Executive Officer.

“Our Board of Directors and management have a high degree of confidence in our performance.  We believe that over the long term, the capital markets have and will continue to value our operating results,” Bochnowski said.

The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN.   The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, St. John, Schererville and Valparaiso, Indiana.  The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release.  A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release.  These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.